Exhibit 99.1

GAP INC. REPORTS MAY SALES

SAN FRANCISCO - June 3, 2010 - Gap Inc. (NYSE: GPS) today reported that May 2010 net sales were up 2 percent from last year. Net sales for the four-week period ended May 29, 2010 were $1.05 billion compared with net sales of $1.03 billion for the four-week period ended May 30, 2009. The company's comparable store sales for May 2010 increased 1 percent compared with a 6 percent decrease in May 2009.

Comparable store sales for May 2010 were as follows:

  Gap North America: negative 2 percent versus negative 11 percent last year
  Banana Republic North America: positive 1 percent versus negative 14 percent last year
  Old Navy North America: positive 1 percent versus positive 3 percent last year
  International: positive 8 percent versus negative 7 percent last year

"In May, we continued to deliver on our overarching goal of driving sales growth," said Sabrina Simmons, chief financial officer of Gap Inc.

Year-to-date net sales were $4.38 billion for the 17 weeks ended May 29, 2010, an increase of 5 percent compared with net sales of $4.16 billion for the 17 weeks ended May 30, 2009. The company's year-to-date comparable store sales increased 3 percent compared with a 7 percent decrease last year.

For more detailed information, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

June Sales

The company will report June sales on July 8, 2010.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2009 sales were $14.2 billion. Gap Inc. operates about 3,100 stores in the United States, Canada, the United Kingdom, France, Ireland, and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Australia, Europe, Latin America, and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Kris Marubio

(415) 427-1798

press@gap.com